As filed with the Securities and Exchange Commission July 18, 2007

Registration No. 333-138151

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WESTERN GOLDFIELDS INC.
(Exact name of registrant as specified in its charter)

Ontario (State or other jurisdiction of organization)	Not Applicable (I.R.S. Employer Identification No.)

2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario Canada M4W 3E2
(Address of principal executive offices including zip code)

Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Angel Martinez
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Antonio Cardenas
Stock Option Agreements, dated May 1, 2004 and September 1, 2004, between the Registrant and Arnold DeHerrera
Stock Option Agreements, dated March 7, 2005 and April 15, 2005, between the Registrant and Becky Corigiliano
Stock Option Agreement, dated February 13, 2006 between the Registrant and Brian Penny
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Carlos Maldonado
Stock Option Agreement, dated April 15, 2005, between the Registrant and Christine Granquist
Stock Option Agreements, dated January 23, 2004, September 1, 2004, and April 15, 2005,
between the Registrant and Douglas J. Newby
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Edward Ryan
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Eddie Struck
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Eduardo Gonzalez
Stock Option Agreement, dated April 15, 2005, between the Registrant and Edwin R. Andrade
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Francisco Cano
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Gabriel Herrera

Stock Option Agreements, dated May 10, 2004, September 1, 2004 and April 15, 2005, between the Registrant and Gerald Ruth
Stock Option Agreement, dated February 13, 2006, between the Registrant and Graham Desson
Stock Option Agreement, dated April 13, 2006, between the Registrant and Henry Fiorillo
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Hollice Spence
Stock Option Agreement, dated December 1, 2004, between the Registrant and J. Rafael Sanchez
Stock Option Agreements, dated August 1, 2003, January 22, 2004 and April 15, 2005, between the Registrant and James Mancuso
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Javier Marquez
Stock Option Agreement, dated April 19, 2004, between the Registrant and Jesse Munoz
Stock Option Agreements, dated February 1, 2004 and September 1, 2004, between the Registrant and Jim Mancuso
Stock Option Agreement, dated July 19, 2004, between the Registrant and John Ochs
Stock Option Agreement, dated January 22, 2004, between the Registrant and John Ryan
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Jose M. Cardiel
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Justin Botello
Stock Option Agreement, dated February 13, 2006, between the Registrant and Karen Dietrich
Stock Option Agreements, dated August 1, 2003, January 22, 2004 and January 28, 2004, between the Registrant and Ken Brunk
Stock Option Agreement, dated November 3, 2005, between the Registrant and Kim Neal
Stock Option Agreements, dated January 23, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Larry O’Connor
Stock Option Agreement, dated May 10, 2004, between the Registrant and Lee Grooms
Stock Option Agreement, dated April 13, 2006, between the Registrant and Lorne Stephenson
Stock Option Agreement, dated February 13, 2006, between the Registrant and Martyn Konig
Stock Option Agreements, dated April 19, 2004 and April 15, 2005, between the Registrant and Mary Munoz
Stock Option Agreement, dated February 13, 2006, between the Registrant and Masha Katz
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Michael Hammond
Stock Option Agreement, dated February 13, 2006, between the Registrant and Paul Semple
Stock Option Agreement, dated February 13, 2006, between the Registrant and Randall Oliphant
Stock Option Agreement, dated February 13, 2006, between the Registrant and Raymond Threlkeld
Stock Option Agreement, dated December 1, 2004, between the Registrant and Robert M. Taylor
Stock Option Agreements, dated January 22, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Toby Mancuso
Stock Option Agreements, dated January 22, 2004, September 1, 2004 and April 15, 2005,
between the Registrant and Tom Callicrate
Stock Option Agreements, dated November 18, 2004 and April 15, 2005, between the Registrant and Tony Archuleta
Stock Option Agreement, dated September 13, 2006, between the Registrant and Vahan Kololian

(Full title of the Plan)

Western Goldfields (USA), Inc.
6502 East Highway 78
Brawley, California 92227
(928) 341-4653 Extension 103
(Name and address of agent for service)

EXPLANATORY NOTE

Western Goldfields Inc., an Ontario corporation (the “Registrant”), files this Post-Effective Amendment No. 1 on Form S-8 (this “Amendment”) to Registration Statement File No. 333-138151, as the successor registrant to the Registrant’s wholly-owned subsidiary, Western Goldfields, Inc., an Idaho corporation (“Predecessor”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to a merger agreement dated as of March 26, 2007, between Predecessor, Registrant and Western Goldfields (USA) Inc., a Nevada corporation (“Mergeco”), on June 29, 2007, Predecessor and Mergeco were merged with Mergeco being the surviving entity. Also on June 29, 2007, pursuant to the merger agreement and related actions, which were approved by the shareholders of Predecessor on June 19, 2007, each issued and outstanding common share, par value $0.01, of Predecessor was converted into the right to receive one common share, without par value, of Registrant. The actions resulted in Mergeco, the surviving entity of the merger of Predecessor and Mergeco, becoming a direct, wholly owned subsidiary of Registrant. Prior to the merger, Registrant was a wholly owned subsidiary of Predecessor with no significant assets or capitalization and had not engaged in any business or other activities other than in connection with its formation and the merger agreement and related actions.

Pursuant to the merger agreement, Registrant assumed Predecessor’s obligations under the stock option agreements that are subject to this registration statement.

In accordance with Rule 414 under the Securities Act, Registrant, as the successor registrant to Predecessor, hereby expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934. Registration fees were paid at the time of filing the original registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. Plan Information.*

ITEM 2. Registrant Information and Employee Plan Annual Information. *

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. Incorporation of Documents by Reference.

The following documents, filed by Predecessor are hereby incorporated by reference in this registration statement:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission (“SEC”) March 14, 2007;

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2007, filed with the SEC on May 7, 2007;

•	Current Reports on Form 8-K filed with the SEC on January 19, 2007, April 5, 2007, May 2, 2007;

The following documents filed by the Registrant and hereby incorporated by reference in this Registration Statement:

•	Current Report on Form 8-K filed with the SEC on July 6, 2007;

•
The description of the Registrant’s common shares contained in Amendment No. 2 to the Registration Statement on Form S-4 filed with the SEC on May 14, 2007 under the caption “Description of Shares of WG Ontario”; and

•
The description of the Registrant’s Shareholders’ Rights Plan contained in Amendment No. 2 to the Registration Statement on Form S-4 filed with the SEC on May 14, 2007 under the caption “Proposal 2 - Adoption of Shareholders’ Rights Plan.”

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

We will provide without charge to any person to whom this prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to Brian Penny, Western Goldfields, Inc., 2 Bloor Street West, Suite 2102, P.O. Box 110, Toronto, Ontario, (416) 324-6000.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicalbe.

Item 6. Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (as amended effective August 1, 2007), a corporation may indemnify a present or former director or officer or an individual who acts or acted at the corporation’s request as a director or officer or in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she or he is involved because of that association with the corporation or other entity, provided that the individual acted honestly and in good faith with a view to the best interests of the company or, as the case may be, to the best interest of the other entity for which the individual acted at the corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that his or her conduct was lawful. Our by-laws provide for an indemnity for individuals discussed above that mirror the provisions of the Business Corporations Act (Ontario). Our by-laws further provide that we may, to the extent permitted by the Business Corporations Act (Ontario), purchase and maintain insurance for the benefit of any of the individuals discussed above.

We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

We have entered into indemnification agreements with our directors and officers. Under the indemnification agreements, if the indemnitee is a party to an action or is threatened to be made party to an action, or is a witness on our behalf or on behalf of our affiliate(s), because of his service to us as an officer, director, or another entity in any capacity at our request, we are obligated to defend, indemnify, and hold harmless the indemnitee against judgments, fines, settlement payments and expenses, reasonable attorneys’ fees, expenses and costs of investigation, and any related appeals. Notwithstanding the foregoing, we are not obligated to indemnify the indemnitee where a judgment or final adjudication adverse to the indemnitee shows (1) he did not act honestly and in good faith with a view to the best interest of the Registrant or, as the case may be, to the best interest of the other entity for which the individual acted at the Registrant's request or (2) in the case of criminal or administrative action enforced by monetary penalty, such individual had reasonable grounds to believe that his conduct was lawful. If the indemnitee is only partially successful, we will indemnify the indemnitee to the extent he was successful. We will advance funds to the indemnitee to pay expenses incurred in defending an action in advance of its final disposition, however, the indemnitee must repay such advances if a court determines that the indemnitee was not entitled to such advances. The indemnification agreement will continue until the later of (1) 6 years after the indemnitee has ceased to serve as an officer, director, or another entity in any capacity at our request, or (2) the final termination of all pending or threatened actions involving the indemnitee.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on July 18, 2007.

WESTERN GOLDFIELDS INC.

By:	/s/ Brian Penny
Name: Brian Penny
Title: Chief Financial Officer

POWERS OF ATTORNEY

We, the undersigned officers and directors of the registrants, as applicable, hereby severally constitute Randall Oliphant, Raymond Threlkeld and Brian Penny, each of them singly our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable the registrants to comply with the applicable provisions of the Securities Act and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on July 18, 2007.

Signature	Title

/s/ Raymond W. Threlkeld	President, Chief Executive
Raymond W. Threlkeld	Officer and Director

/s/ Brian Penny	Chief Financial Officer
Brian Penny

/s/ Randall Oliphant	Chairman
Randall Oliphant

/s/ Vahan Kololian	Director
Vahan Kololian

/s/ Martyn Konig	Director
Martyn Konig

/s/ Gerald Ruth	Director
Gerald Ruth

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the authorized representative of Western Goldfields Inc. has duly caused this the registration statement to be signed on its behalf by the undersigned, solely in it capacity as the duly authorized representative of the registrant in the United States on July 18, 2007.

WESTERN GOLDFIELDS (USA), INC.

By:	/s/ Brian Penny
Name: Brian Penny
Title: Treasurer

EXHIBIT INDEX

Exhibit Number

4.1
Articles of Incorporation of Western Goldfields Inc., incorporated by reference to Annex II of the Registration Statement on Form S-4, as amended, of Western Goldfields Inc., Registration No. 333-141595.

4.2	Bylaws of Western Goldfields Inc., incorporated by reference to Annex III of the Registration Statement on Form S-4, as amended, of Western Goldfields Inc., Registration No. 333-141595.

5.1	Opinion and consent to Cassels, Brock & Blackwell LLP, as to the legality of the securities being offered.*

23.1	Consent of HJ & Associates, LLC*

23.4	Consent of Cassels, Brock & Blackwell LLP (contained in Exhibit 5.01)

24.1	Power of Attorney (contained in the signature page to this Registration Statement)

99.1	Form of Stock Option Agreement+

99.2	Form of Stock Option Agreement+

99.3	Form of Stock Option Agreement+

99.4	Form of Stock Option Agreement+

99.5	Form of Stock Option Agreement+

99.6	Form of Stock Option Agreement+

+	Previously filed

*	Filed herewith.